Press Release

For Media:     Danielle Rhoades Ha, 212-556-8719; danielle.rhoades-ha@nytimes.com

For Investors:     Harlan Toplitzky, 212-556-7775; harlan.toplitzky@nytimes.com

             This press release can be downloaded from www.nytco.com

The New York Times Company Reports
2021 First-Quarter Results

NEW YORK, May 5, 2021 – The New York Times Company (NYSE: NYT) announced today first-quarter 2021 diluted earnings per share from continuing operations of $.24 compared with $.20 in the same period of 2020. Adjusted diluted earnings per share from continuing operations (defined below) was $.26 in the first quarter of 2021 compared with $.17 in the first quarter of 2020.
Operating profit increased to $51.7 million in the first quarter of 2021 from $27.3 million in the same period of 2020 and adjusted operating profit (defined below) increased to $68.1 million from $44.3 million in the prior year, as higher digital-only subscription revenues and, to a lesser extent, higher digital advertising revenues more than offset lower print advertising, print subscription and other revenues.
Meredith Kopit Levien, president and chief executive officer, The New York Times Company, said, “The Times finished the first quarter with more than 7.8 million paid subscriptions across our digital and print products, more than 100 million registered users, and an average weekly audience of 76 million readers. That foundation, plus our unmatched journalistic breadth and a market of at least 100 million people who are expected to pay for English-language journalism, grounds our conviction that we can substantially and profitably scale paid subscriptions over time.
“We recorded a significant improvement in profitability in the first quarter, thanks to the size and strength of our current digital subscription base and an improvement in digital advertising. Total digital subscription revenue grew by 38 percent and we added 301,000 net new digital subscriptions across News, Cooking, Games and Audm, with 167,000 net new digital News subscriptions.
“The fundamental drivers of our business — audience, registered readers, and subscriber engagement — are stronger than in 2019 and position us well for long-term growth. In February and March, our audiences declined from their historic highs last year, and we saw fewer net subscription additions in the latter part of the quarter. We expect moderated growth to continue through the second quarter, traditionally our softest of the year. With lower forecasted second quarter performance, we now expect annual total net subscription additions to be in the range of our 2019 performance, which, prior to 2020, was our best year for net additions.
“We’ve made a sizable and sustained investment in our journalistic engine — an engine that powers the largest and most successful digital subscription business in journalism. While we don't know which storylines will drive the next big news cycle, we do know that the size of our newsroom, its range of expertise, and our continued investment in meeting more needs position us to capture that demand, whatever its source.”
Comparisons
Unless otherwise noted, all comparisons are for the first quarter of 2021 to the first quarter of 2020.
For comparability, certain prior-year amounts have been reclassified to conform with the current period presentation.
This release presents certain non-GAAP financial measures, including diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and multiemployer pension plan withdrawal costs (or adjusted operating costs). Refer to Reconciliation of Non-GAAP Information in the exhibits for a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.
There were no special items in the first quarter of 2021.
First-quarter 2020 results included the following special item:
•A $10.1 million gain ($7.4 million or $0.04 per share after tax) related to a non-marketable equity investment transaction. The gain is included in Interest income and other, net in our Condensed Consolidated Statement of Operations.
Results from Continuing Operations
Revenues
Total revenues for the first quarter of 2021 increased 6.6 percent to $473.0 million from $443.6 million in the first quarter of 2020. Subscription revenues increased 15.3 percent to $329.1 million, advertising revenues decreased 8.5 percent to $97.1 million and other revenues decreased 10.0 percent to $46.8 million.
Subscription revenues in the first quarter of 2021 rose primarily due to growth in the number of subscriptions to the Company’s digital-only products, which include our news product and our Games, Cooking and Audm products, as well as a benefit from subscriptions graduating to higher prices from introductory promotional pricing. Revenue from digital-only products increased 38.1 percent, to $179.6 million. Print subscription revenues decreased 3.8 percent to $149.5 million, largely due to lower single-copy and bulk sales revenue, while revenue from our domestic home delivery subscription products grew 0.5 percent.
The Company ended the first quarter of 2021 with approximately 7,816,000 subscriptions across its print and digital products. Paid digital-only subscriptions totaled approximately 6,991,000, a net increase of 301,000 subscriptions compared with the end of the fourth quarter of 2020 and a net increase of 1,990,000 subscriptions compared with the end of the first quarter of 2020. Of the 301,000 total net additions,

167,000 came from the Company’s digital news product, while 134,000 came from the Company’s Cooking, Games and Audm products.
First-quarter 2021 digital advertising revenue increased 16.3 percent, while print advertising revenue decreased 31.6 percent. Digital advertising revenue was $59.5 million, or 61.3 percent of total Company advertising revenues, compared with $51.2 million, or 48.2 percent, in the first quarter of 2020. Digital advertising revenue increased primarily as a result of higher direct-sold advertising, including traditional display and podcasts, as well as the impact of the comparison to weak digital advertising revenues in the first quarter of 2020 caused by reduced advertiser spending during the start of the Covid-19 pandemic. Print advertising revenue decreased, primarily in the entertainment, travel and luxury categories, reflecting continued reduced spending on print advertising by businesses negatively impacted by the Covid-19 pandemic, which further accelerated secular trends.
Other revenues decreased 10.0 percent in the first quarter, primarily as a result of fewer television episodes as well as lower revenues from live events, commercial printing and building rental income. These declines were partially offset by higher Wirecutter affiliate referral revenues.
Operating Costs
Total operating costs increased 1.2 percent in the first quarter of 2021 to $421.4 million compared with $416.3 million in the first quarter of 2020, while adjusted operating costs increased 1.4 percent to $404.9 million from $399.3 million in the first quarter of 2020, in each case as a result of the factors discussed below.
Cost of revenue increased 3.1 percent to $251.0 million compared with $243.5 million in the first quarter of 2020, largely due to growth in the number of employees in the newsroom, Games, Cooking and audio; costs in connection with audio content; a higher incentive compensation accrual; and higher subscriber servicing and digital content delivery costs. This cost growth was partially offset by lower print production and distribution costs, lower content creation costs as a result of fewer television episodes and lower travel and entertainment costs (due largely to the Covid-19 pandemic).
Sales and marketing costs decreased 18.5 percent to $60.2 million compared with $73.8 million in the first quarter of 2020, due to lower subscription-related media expenses and advertising sales costs. Media expenses, a component of sales and marketing costs that represents the cost to promote our subscription business, decreased 20.9 percent to $35.9 million in the first quarter of 2021 from $45.4 million in 2020.
Product development costs increased 25.6 percent to $38.9 million compared with $31.0 million in the first quarter of 2020, largely due to growth in the number of digital product development employees in connection with digital subscription strategic initiatives as well as a higher incentive compensation accrual.
General and administrative costs increased 7.0 percent to $56.6 million compared with $52.9 million in the first quarter of 2020, largely due to a higher incentive compensation accrual and growth in the number of employees.
Other Data

Interest Income and Other, net
Interest income and other, net in the first quarter of 2021 was $1.5 million compared with $13.9 million in the first quarter of 2020. The decrease was primarily attributable to a gain of $10.1 million from a non-marketable equity investment included in the first quarter of 2020.

Income Taxes
The Company had an income tax expense of $9.5 million in the first quarter of 2021 compared with an income tax expense of $6.0 million in the first quarter of 2020. The effective income tax rate was 18.7% in the first quarter of 2021 and 15.5% in the first quarter of 2020. The Company received a tax benefit in both periods from stock price appreciation on stock-based awards that settled in the quarters, resulting in a lower than statutory tax rate.

Liquidity
As of March 28, 2021, the Company had cash and marketable securities of $890.7 million, an increase of $8.7 million from $882.0 million as of December 27, 2020.

The Company has a $250.0 million revolving line of credit through 2024. As of March 28, 2021, there were no outstanding borrowings under the credit facility, and the Company did not have other outstanding debt.

Capital Expenditures
Capital expenditures totaled approximately $7 million in the first quarter of 2021 compared with approximately $12 million in the first quarter of 2020. Expenditures in the first quarter of 2021 were primarily driven by improvements at our headquarters building and at our College Point, N.Y., printing and distribution facility, and investments in technology. Capital expenditures decreased in 2021 as the build-out of additional office space in Long Island City, N.Y., was completed in 2020.

Outlook
Total subscription revenues in the second quarter of 2021 are expected to increase approximately 15 percent compared with the second quarter of 2020, with digital-only subscription revenue expected to increase approximately 30 percent.
Total advertising revenues in the second quarter of 2021 are expected to increase approximately 55 percent to 60 percent compared with the second quarter of 2020, with digital advertising revenue expected to increase approximately 70 percent to 75 percent mainly as a result of the impact of the comparison to weak revenues in the second quarter of 2020 caused by reduced advertiser spending during the start of the Covid-19 pandemic.
Other revenues in the second quarter of 2021 are expected to increase in the low single-digits compared with the second quarter of 2020.
Operating costs and adjusted operating costs in the second quarter of 2021 are expected to increase in the mid- to high-teens compared with the second quarter of 2020 as the Company continues to invest in the drivers of digital subscription growth.
The Company expects the following on a pre-tax basis in 2021:
•Depreciation and amortization: approximately $60 million,
•Interest income and other, net: $4 million to $6 million, and
•Capital expenditures: approximately $50 million.

Conference Call Information
The Company’s first-quarter 2021 earnings conference call will be held on Wednesday, May 5, at 8:00 a.m. E.T.

Participants can pre-register for the telephone conference at dpregister.com/sreg/10154498/e678e2fb92, which will generate dial-in instructions allowing participants to bypass an operator at the time of the call. Alternatively, to access the call without pre-registration, dial 844-413-3940 (in the U.S.) or 412-858-5208 (international callers). Online listeners can link to the live webcast at investors.nytco.com.

An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. The archive will be available for approximately three months. An audio replay will be available at 877-344-7529 (in the U.S.) and 412-317-0088 (international callers) beginning approximately two hours after the call until 11:59 p.m. E.T. on Thursday, May 20. The replay access code is 10150641.
The New York Times Company is a trusted source of quality, independent journalism whose mission is to seek the truth and help people understand the world. With more than 7 million subscriptions across a diverse array of print and digital products — from news to cooking to games — The Times has evolved from a local and regional news leader into a diversified media company with curious readers, listeners and viewers around the globe. Follow news about the company at NYTCo.com.
Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Terms such as “aim,” “anticipate,” “believe,” “confidence,” “contemplate,” “continue,” “conviction,” “could,” “drive,” “estimate,” “expect,” “forecast,” “future,” “goal,” “guidance,” “intend,” “likely,” “may,” “might,” “objective,” “opportunity,” “optimistic,” “outlook,” “plan,” “position,” “potential,” “predict,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “would” or similar statements or variations of such words and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements are based upon our current expectations, estimates and assumptions and involve risks and uncertainties that change over time; actual results could differ materially from those predicted by such forward-looking statements. These risks and uncertainties include, but are not limited to: the impact of the Covid-19 pandemic; significant competition in all aspects of our business; our ability to improve and scale our technical infrastructure and respond and adapt to changes in technology and consumer behavior; our ability to continue to retain and grow our subscriber base; numerous factors that affect our advertising revenues, including economic conditions, market dynamics, audience fragmentation, evolving digital advertising trends and the evolution of our strategy; damage to our brand or reputation; economic, geopolitical and other risks associated with the international scope of our business and foreign operations; our ability to attract and maintain a highly skilled and diverse workforce; adverse results from litigation or governmental investigations; the risks and challenges associated with investments we make in new and existing products and services; risks associated with acquisitions, divestitures, investments and other transactions; the effects of the fixed cost nature of significant portions of our expenses; the effects of the size and volatility of our pension plan obligations; liabilities that may result from our participation in multiemployer pension plans; the impact of labor negotiations and agreements; increases in the price of newsprint or significant disruptions in our newsprint supply chain or newspaper printing and distribution channels; security breaches and other network and information systems disruptions; our ability to comply with laws and regulations, including with respect to privacy, data protection and consumer marketing practices; payment processing risk; defects, delays or interruptions in the cloud-based hosting services we utilize; our ability to protect our intellectual property; claims of intellectual property infringement that we have been, and may be in the future, be subject to; the effects of restrictions on our operations as a result of the terms of our credit facility; our future access to capital markets and other financing options; and the concentration of control of our company due to our dual-class capital structure.
More information regarding these risks and uncertainties and other important factors that could cause actual results to differ materially from those in the forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 27, 2020, and subsequent filings. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Exhibits:    Condensed Consolidated Statements of Operations
Footnotes
Reconciliation of Non-GAAP Information

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)
	First Quarter
	2021	2020	% Change
Revenues
Subscription(a)	$329,084	$285,434	15.3%
Advertising(b)	97,116	106,137	(8.5)%
Other(c)	46,845	52,065	(10.0)%
Total revenues	473,045	443,636	6.6%
Operating costs
Cost of revenue (excluding depreciation and amortization) (d)	250,997	243,484	3.1%
Sales and marketing (d)	60,153	73,784	(18.5)%
Product development (d)	38,943	31,002	25.6%
General and administrative	56,577	52,861	7.0%
Depreciation and amortization	14,717	15,185	(3.1)%
Total operating costs	421,387	416,316	1.2%
Operating profit	51,658	27,320	89.1%
Other components of net periodic benefit costs	2,599	2,314	12.3%
Interest income and other, net(e)	1,511	13,854	(89.1)%
Income from continuing operations before income taxes	50,570	38,860	30.1%
Income tax expense	9,461	6,006	57.5%
Net income	41,109	32,854	25.1%
Net income attributable to The New York Times Company common stockholders	$41,109	$32,854	25.1%
Average number of common shares outstanding:
Basic	167,647	166,549	0.7%
Diluted	168,165	167,845	0.2%
Basic earnings per share attributable to The New York Times Company common stockholders	$0.25	$0.20	25.0%
Diluted earnings per share attributable to The New York Times Company common stockholders	$0.24	$0.20	20.0%
Dividends declared per share	$0.07	$0.06	16.7%

See footnotes pages for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Amounts in thousands)

(a)	The following table summarizes digital and print subscription revenues for the first quarters of 2021 and 2020:

		First Quarter
		2021	2020	% Change
	Digital-only subscription revenues:
	News product subscription revenues(1)	$161,287	$118,958	35.6%
	Other product subscription revenues(2)	18,312	11,052	65.7%
	Subtotal digital-only subscription revenues	179,599	130,010	38.1%
	Print subscription revenues:
	Domestic home delivery subscription revenues(3)	134,395	133,736	0.5%
	Single-copy, NYT International and other subscription revenues(4)	15,090	21,688	(30.4)%
	Subtotal print subscription revenues	149,485	155,424	(3.8)%
	Total subscription revenues	$329,084	$285,434	15.3%

(1) Includes revenues from subscriptions to the Company’s news product. News product subscription packages that include access to the Company’s Games and Cooking products are also included in this category.

	(2) Includes revenues from standalone subscriptions to the Company’s Games, Cooking and Audm products.
	(3) Includes free access to some of the Company’s digital products.
	(4) NYT International is the international edition of our print newspaper.

The following table summarizes digital and print subscriptions as of the end of the first quarters of 2021 and 2020:

	First Quarter
	2021	2020	% Change
Digital-only subscriptions:
News product subscriptions(1)	5,257	3,897	34.9%
Other product subscriptions(2)	1,734	1,104	57.1%
Subtotal digital-only subscriptions	6,991	5,001	39.8%
Print subscriptions	825	840	(1.8)%
Total subscriptions	7,816	5,841	33.8%
(1) Includes subscriptions to the Company’s news product. News product subscription packages that include access to the Company’s Games and Cooking products are also included in this category.
(2) Includes standalone subscriptions to the Company’s Games, Cooking and Audm products.

We believe that the significant growth over the last several years in subscriptions to The Times’s products demonstrates the success of our “subscription-first” strategy and the willingness of our readers to pay for high-quality journalism. The following charts illustrate the growth in net digital-only subscription additions and corresponding subscription revenues as well as the relative stability of our print domestic home delivery subscription products since the launch of the digital pay model in 2011.

Subscriptions (1)
(millions)
Print-based bundles (2)
Digital-only News
Digital-only Other
1.5
.4
1.1
1.7
.6
1.1
1.9
.8
1.1
2.1
.1
.9
1.1
2.3
.2
1.1
1.0
2.8
.2
1.6
1.0
3.6
.4
2.2
1.0
4.2
.6
2.7
.9
5.3
1.0
3.4
.9
7.5
1.6
5.1
.8
7.8
1.7
5.3
.8
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
Q1 2021
As of the Period End

(1) Amounts may not add due to rounding.
(2) Print domestic home delivery subscriptions include free access to some of our digital products.
(3) Print Other includes single-copy, NYT International and other subscription revenues.
Note: Revenues for 2012 and 2017 include the impact of an additional week.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Amounts in thousands)

(b)	The following table summarizes digital and print advertising revenues for the first quarters of 2021 and 2020:

		First Quarter
		2021	2020	% Change
	Advertising revenues:
	Digital	$59,496	$51,158	16.3%
	Print	37,620	54,979	(31.6)%
	Total advertising	$97,116	$106,137	(8.5)%

(c)	Other revenues primarily consist of revenues from licensing, Wirecutter affiliate referrals, the leasing of floors in the Company headquarters, commercial printing, retail commerce, television and film and our live events business.

(d)	The Company reclassified certain expenses in the prior quarter to conform with the current period presentation.

(e)	In the first quarter of 2020, the Company recorded a $10.1 million gain ($7.4 million or $.04 per share after tax) related to a non-marketable equity investment transaction.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION

In this release, the Company has referred to non-GAAP financial information with respect to diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and multiemployer pension withdrawal costs (or adjusted operating costs). The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.
Adjusted diluted earnings per share provides useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Adjusted operating profit is useful in evaluating the ongoing performance of the Company’s business as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and multiemployer pension plan withdrawal costs. Total operating costs excluding these items provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.
Management considers special items, which may include impairment charges, pension settlement charges and other items that arise from time to time, to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance. In addition, management excludes severance costs, which may fluctuate significantly from quarter to quarter, because it believes these costs do not necessarily reflect expected future operating costs and do not contribute to a meaningful comparison of the Company’s operating results to historical performance.
Non-operating retirement costs include (i) interest cost, expected return on plan assets, amortization of actuarial gains and loss components and amortization of prior service credits of single-employer pension expense, (ii) interest cost, amortization of actuarial gains and loss components and amortization of prior service credits of retirement medical expense and (iii) all multiemployer pension plan withdrawal costs. These non-operating retirement costs are primarily tied to financial market performance including changes in market interest rates and investment performance. Management considers non-operating retirement costs to be outside the performance of the business and believes that presenting adjusted diluted earnings per share from continuing operations excluding non-operating retirement costs and presenting adjusted operating results excluding multiemployer pension plan withdrawal costs, in addition to the Company’s GAAP diluted earnings per share from continuing operations and GAAP operating results, provide increased transparency and a better understanding of the underlying trends in the Company’s operating business performance.
Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are set out in the tables below.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

Reconciliation of diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations)

	First Quarter
	2021	2020	% Change
Diluted earnings per share from continuing operations	$0.24	$0.20	20.0%
Add:
Non-operating retirement costs:
Multiemployer pension plan withdrawal costs	0.01	0.01	—
Other components of net periodic benefit costs	0.02	0.01	*
Special items:
Gain from non-marketable equity security	—	(0.06)	—
Income tax expense of adjustments	(0.01)	0.01	*
Adjusted diluted earnings per share from continuing operations(1)	$0.26	$0.17	52.9%

(1) Amounts may not add due to rounding.
* Represents a change equal to or in excess of 100% or not meaningful.

Reconciliation of operating profit before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit)

	First Quarter
	2021	2020	% Change
Operating profit	$51,658	$27,320	89.1%
Add:
Depreciation and amortization	14,717	15,185	(3.1)%
Severance	406	370	9.7%
Multiemployer pension plan withdrawal costs	1,326	1,423	(6.8)%
Adjusted operating profit	$68,107	$44,298	53.7%

Reconciliation of operating costs before depreciation & amortization, severance and multiemployer pension plan withdrawal costs (or adjusted operating costs)

	First Quarter
	2021	2020	% Change
Operating costs	$421,387	$416,316	1.2%
Less:
Depreciation & amortization	14,717	15,185	(3.1)%
Severance	406	370	9.7%
Multiemployer pension plan withdrawal costs	1,326	1,423	(6.8)%
Adjusted operating costs	$404,938	$399,338	1.4%